Exhibit 21.1

Subsidiaries of Financial Engines, Inc.

Financial Engines Advisors L.L.C., a Delaware limited liability company.

Mayberry Acquisition Sub I, LLC, a Delaware limited liability company.

Mayberry HoldCo I, Inc., a Delaware corporation.

Mayberry HoldCo II, Inc., a Delaware corporation.

Kansas City 727 Acquisition LLC, a Delaware limited liability company.

TMFS Holdings, LLC, a Delaware limited liability company.

The Mutual Fund Store, LLC, a Missouri limited liability company.

Smart 401(k), LLC, a Kansas limited liability company.

Financial Engines Advisor Center, LLC, a Kansas limited liability company (formerly known as TMFS Advisors, LLC)

TMFS Insurance Agency, LLC, a Missouri limited liability company.

TMFS Management, LLC, a Kansas limited liability company.